As filed with the Securities and Exchange Commission on June 6, 2002

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Yahoo! Inc.

(Exact name of Registrant as specified in its charter)

Delaware	77-0398689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 First Avenue

Sunnyvale, CA  94089

(Address of principal executive offices)

1995 Stock Option Plan

1996 Directors’ Stock Option Plan

(Full title of the plan)

Susan L. Decker

Yahoo! Inc.

Executive Vice President, Finance and Administration

and Chief Financial Officer

701 First Avenue

Sunnyvale, CA  94089

(Name and address of agent for service)

408-349-3300

(Telephone number, including area code, of agent for service)

Copy to:

Kenton King	Michael Callahan
Skadden, Arps, Slate, Meagher & Flom LLP	Yahoo! Inc.
525 University Avenue, Suite 1100	Deputy General Counsel
Palo Alto, CA 94301	701 First Avenue
Sunnyvale, CA 94089

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
1995 Stock Option Plan
Common Stock, $0.001 par value (3)	35,000,000 Shares

1996 Directors’ Stock Option Plan
Common Stock, $0.001 par value (3)	2,000,000 Shares
TOTAL	37,000,000 Shares	$15.725	$581,825,000	$53,527.90

(1)                                  This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the average of the high and low sale prices for a share of common stock of Yahoo! Inc. as reported on the Nasdaq National Market on June 4, 2002.

(3)                                  Including the associated preferred stock purchase rights.

                This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information*

Item 2.                    Registrant Information and Employee Plan Annual Information*

*  The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                             Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) requires us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus.  Information that we file with the Commission after the effective date of this prospectus will automatically update and supersede this information.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 15, 2002 (File No. 000-28018), which contains audited consolidated financial statements for our latest fiscal year.

(b)(1)      Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed on May 10, 2002  (File No. 000-28018).

(b)(2)      Our Current Reports on Form 8-K filed on January 11, 2002 (File No. 000-28018); January 18, 2002 (File No. 000-28018); January 29, 2002 (File No. 000-28018); February 7, 2002 (File No. 000-28018); February 14, 2002 (File No. 000-28018); and April 17, 2002 (File No. 000-28018).

(c)(1)       The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on March 12, 1996 (File No. 000-28018), as updated by our Current Report on Form 8-K filed with the Commission on August 11, 2000 (File No. 812-11976).

(c)(2)       The description of our Preferred Stock Purchase Rights continued in our Registration Statement on Form 8-A, filed with the Commission on March 19, 2001 (File No. 000-28018).

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents.  You should direct any requests for documents to Cathy LaRocca, Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.                    Description of Securities.  Not applicable.

Item 5.                    Interests of Named Experts and Counsel.  Not applicable.

Item 6.                    Indemnification of Directors and Officers.

                Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  Article XII of our amended and restated certificate of incorporation and Article VI of our bylaws authorize indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL.

                We have also entered into agreements with our directors and certain officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.  We maintain liability insurance for the benefit of our officers and directors.

                The above discussion of the DGCL and of our amended and restated certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Item 7.                    Exemption from Registration Claimed.  Not applicable.

Item 8.                    Exhibits.

4.1	Yahoo! Inc. 1995 Stock Plan, as amended.

4.2	Yahoo! Inc. 1996 Directors’ Stock Option Plan, as amended.

4.8*

Amended and Restated Certificate of Incorporation of Yahoo! Inc. Incorporated by reference from Exhibit 3.1 of the Quarterly Report on Form 10-Q for the period ended June 30, 2000 as filed by the Registrant on July 28, 2000.

4.9*	Amended Bylaws of Yahoo! Inc. Incorporated by reference from Exhibit 4.9 of the Registration Statement on Form S-8 filed by the Registrant on March 5, 2002.

4.10*

Rights Agreement, dated as of March 15, 2001 between the Registrant and EquiServe Trust Company, N.A., as Rights Agent, including the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C.  Incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on March 19, 2001.

4.11*

Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant.  Incorporated by reference from Exhibit 4.8 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed by the Registrant on May 4, 2001.

4.12*	Form of Senior Indenture. Incorporated by reference from Exhibit 4.1 to the Registration Statement on form S-3 filed by the Registrant on September 22, 2000.

4.13*	Form of Subordinated Indenture. Incorporated by reference from Exhibit 4.2 to the Registration Statement on Form S-3 filed by the Registrant on September 22, 2000.

4.14*	Form of Deposit Agreement. Incorporated by reference from Exhibit 4.6 to the Registration Statement of Form S-3 filed by the Registrant on September 22, 2000.

5.1	Opinion of Skadden, Arps, Slate, Meagher and Flom LLP.

23.1	Consent of Skadden, Arps, Slate, Meagher and Flom LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.1	Power of Attorney (included on Signature page hereto).

*  Not filed herewith; previously filed.

Item 9.                    Undertakings.

The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on June 6, 2002.

YAHOO! INC.

By:	/s/ Susan L. Decker
Susan L. Decker Executive Vice President, Finance and Administration and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Sobel and Susan Decker, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry S. Semel	Chairman of the Board Chief Executive Officer (Principal Executive Officer)	June 6, 2002
Terry S. Semel

/s/ Susan L. Decker	Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)	June 6, 2002
Susan L. Decker

/s/ William E. Losch	Vice President, Finance (Principal Accounting Officer)	June 6, 2002
William E. Losch

/s/ Timothy Koogle	Director	June 6, 2002
Timothy Koogle

/s/ Ronald W. Burkle	Director	June 6, 2002
Ronald W. Burkle

/s/ Eric Hippeau	Director	June 6, 2002
Eric Hippeau

/s/ Arthur H. Kern	Director	June 6, 2002
Arthur H. Kern

/s/ Edward Kozel	Director	June 6, 2002
Edward Kozel

/s/ Michael Moritz	Director	June 6, 2002
Michael Moritz

/s/ Gary L. Wilson	Director	June 6, 2002
Gary L. Wilson

/s/ Jerry Yang	Director	June 6, 2002
Jerry Yang

INDEX TO EXHIBITS

Exhibit Number

4.1	Yahoo! Inc. 1995 Stock Plan, as amended.

4.2	Yahoo! Inc. 1996 Directors’ Stock Option Plan, as amended.

4.8*

Amended and Restated Certificate of Incorporation of Yahoo! Inc. Incorporated by reference from Exhibit 3.1 of the Quarterly Report on Form 10-Q for the period ended June 30, 2000 as filed by the Registrant on July 28, 2000.

4.9*	Amended Bylaws of Yahoo! Inc. Incorporated by reference from Exhibit 4.9 of the Registration Statement on Form S-8 filed by the Registrant on March 5, 2002.

4.10*

Rights Agreement, dated as of March 15, 2001 between the Registrant and EquiServe Trust Company, N.A., as Rights Agent, including the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C.  Incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on March 19, 2001.

4.11*

Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant.  Incorporated by reference from Exhibit 4.8 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed by the Registrant on May 4, 2001.

4.12*	Form of Senior Indenture. Incorporated by reference from Exhibit 4.1 to the Registration Statement on form S-3 filed by the Registrant on September 22, 2000.

4.13*	Form of Subordinated Indenture. Incorporated by reference from Exhibit 4.2 to the Registration Statement on Form S-3 filed by the Registrant on September 22, 2000.

4.14*	Form of Deposit Agreement. Incorporated by reference from Exhibit 4.6 to the Registration Statement of Form S-3 filed by the Registrant on September 22, 2000.

5.1	Opinion of Skadden, Arps, Slate, Meagher and Flom LLP.

23.1	Consent of Skadden, Arps, Slate, Meagher and Flom LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.1	Power of Attorney (included on Signature page hereto).

*  Not filed herewith; previously filed.